Exhibit 99.1

Garmin Reports Second Quarter Revenue and EPS Growth; Raises Guidance

Schaffhausen, Switzerland / July 27, 2016/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the second quarter ended June 25, 2016.

Highlights for the second quarter 2016 include:

•	Total revenue of $812 million, growing 5% over the prior year, with fitness, outdoor, marine and aviation collectively growing 20% over the year ago quarter and contributing 70% of total revenue

•	Gross margin expanded to 57.0% compared to 54.2% in the prior year quarter, and operating margin expanded to 24.7% compared to 21.5% in the prior year quarter

•	GAAP EPS was $0.85, a 18% improvement over the prior year, and pro forma EPS(1) was $0.87, a 21% improvement over the prior year

•	Our wearable offerings continued to expand in the quarter as we introduced and shipped the Forerunner® 735XT, vivosmart® HR+, and vivomoveTM

•	Our Connect IQTM store offers over 2,000 apps, watch faces, and widgets for select Garmin wearables and has delivered over 13 million downloads to customers since its inception in early 2015

(in thousands,	13-Weeks Ended			26-Weeks Ended
except per share data)	June 25,	June 27,	Yr over Yr	June 25,	June 27,	Yr over Yr
	2016	2015 (2)	Change	2016	2015 (2)	Change
Net sales	$811,609	$773,830	5%	$1,435,648	$1,359,224	6%
Fitness	212,855	158,649	34%	355,273	289,644	23%
Outdoor	133,096	108,621	23%	229,923	181,436	27%
Marine	111,599	103,713	8%	194,479	168,010	16%
Aviation	108,331	102,266	6%	214,647	200,327	7%
Auto	245,728	300,581	-18%	441,326	519,807	-15%

Gross profit %	57.0%	54.2%		55.9%	56.2%

Operating profit %	24.7%	21.5%		21.2%	20.5%

GAAP diluted EPS	$0.85	$0.72	18%	$1.31	$1.07	22%
Pro forma diluted EPS (1)	$0.87	$0.72	21%	$1.36	$1.26	8%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

(2) Action camera related net sales for the 13-weeks and 26-weeks ended June 27, 2015 have been recast from the

Outdoor segment to the Auto segment to conform to the current year presentation.

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We achieved strong results in the second quarter of 2016 with each business segment delivering solid performance,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd. “Fitness and outdoor achieved impressive revenue and profit growth driven by our strengthening position in the wearables market. Aviation and marine also delivered revenue and profit growth while auto remains a solid base of profit contributions to the overall business. I am pleased with our performance in the first half of 2016 which gives us confidence to raise our guidance for the full year.”

Fitness:

The fitness segment posted robust revenue growth of 34% in the quarter driven by wearable devices. Gross margin was consistent year-over-year at 56% while operating margin improved to 25% from 21% in the prior year. During the quarter, we began shipping the previously announced vivoactive® HR and vivofit® 3 activity trackers as well as the Forerunner® 735XT, a lightweight multi-sport-capable running watch, the vivosmart® HR +, our smart activity tracker with GPS, and vivomoveTM, a fashionable analog watch with activity tracking features and a one year battery life.

Outdoor:

The outdoor segment posted robust revenue growth of 23% driven by wearable devices and a full quarter contribution of our recently acquired DeLorme products. Gross and operating margin was 64% and 36% respectively, an improvement over a year ago resulting in a 31% increase in operating income. Our recently introduced Approach® X40 began shipping late in the quarter and is generating positive customer response by bringing golf specific features to an activity tracker band. Also, we recently broadened our handheld product line with the introduction of the Oregon® 700 series of handheld GPS units featuring a redesigned GPS antenna, smart notifications and automatic uploads.

Marine:

The marine segment posted solid second quarter revenue growth of 8% driven by our strong lineup of chart plotters, fish finders, and entertainment systems. Growth was driven by market share gains in the inland fishing category. Gross margins increased year-over-year to 58% while operating margin increased to 26% resulting in operating income growth of 19%.

Aviation:

The aviation segment posted revenue growth of 6% in the quarter despite ongoing softness in the overall aviation market. Our solid performance was driven by growth in OEM sales as well as Automatic Dependent Surveillance Broadcast (ADS-B) systems. Both the gross margin and operating margin were strong at 74% and 28%, respectively, and improved compared to the year ago quarter resulting in a 13% increase in operating income.

Auto:

The auto segment recorded revenue decline of 18% primarily due to the ongoing PND market contraction and headwinds caused by additional revenue deferrals associated with certain auto OEM products. Gross and operating margins improved to 46% and 16%, respectively. We continue to make inroads with automakers and have recently been recognized at the 2016 Beijing Auto Show as the factory-installed Original Equipment Digital Video Recorder (OE DVR) solution in the new Peugeot 3008.

Additional Financial Information:

Total operating expenses in the quarter were $262 million, a 4% increase from the prior year. Research and development investment increased 5%, with growth primarily focused on aviation and our active lifestyle products in fitness and outdoor. Advertising decreased 3%, driven primarily by year-over-year decreases in auto and marine, partially offset by increases in fitness and outdoor advertising to support wearables. Selling, general and administrative expense increased by 6%, and is relatively flat as a percent of sales.

The effective tax rate in the second quarter of 2016 was 21.0%, which is comparable to the effective tax rate of 20.6% in the prior year quarter.

In the second quarter 2016, we generated $135 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $97 million and our share repurchase activity, which totaled more than $25 million in the second quarter. We have approximately $123 million remaining in the share repurchase program authorized through December 31, 2016, and expect to repurchase as business and market conditions warrant. We ended the quarter with cash and marketable securities of about $2.4 billion.

2016 Guidance:

Based on our performance in the first half of 2016, we are updating our full year guidance. We now anticipate revenue of approximately $2.9 billion driven primarily by a stronger outlook for our outdoor and fitness segments. We anticipate our full year EPS will be approximately $2.50 based on gross margin of about 55%, operating margin of about 19% and a full year effective tax rate of about 19.5%.

	2016 Update	Prior
Revenue	~$2.9 B	~$2.82 B
Gross Margin	~55%	~54.5%
Operating Income	~550M	~510M
Operating Margin	~19%	~18%
Tax Rate	~19.5%	~20.5%
Pro Forma EPS (3)	~$2.50	~$2.25

(3) See below details on forward-looking pro forma EPS

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, July 27, 2016 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until October 28, 2016 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2016, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2016 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 26, 2015 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2015 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, Approach, Forerunner, Oregon, vívoactive, vívofit and vivosmart® are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; vivomove and Connect IQ, are trademarks of, or exclusively licensed to, Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015
Net sales	$811,609	$773,830	$1,435,648	$1,359,224

Cost of goods sold	348,651	354,580	632,840	595,852

Gross profit	462,958	419,250	802,808	763,372

Advertising expense	44,252	45,794	76,485	73,466
Selling, general and administrative expense	103,677	97,552	199,287	196,302
Research and development expense	114,355	109,240	222,559	215,242
Total operating expense	262,284	252,586	498,331	485,010

Operating income	200,674	166,664	304,477	278,362

Other income (expense):
Interest income	8,455	7,420	15,883	15,444
Foreign currency (losses)	(5,743)	(487)	(10,582)	(44,751)
Other income (loss)	415	(39)	1,570	698
Total other income (expense)	3,127	6,894	6,871	(28,609)

Income before income taxes	203,801	173,558	311,348	249,753

Income tax provision	42,737	35,805	62,193	45,208

Net income	$161,064	$137,753	$249,155	$204,545

Net income per share:
Basic	$0.85	$0.72	$1.32	$1.07
Diluted	$0.85	$0.72	$1.31	$1.07

Weighted average common shares outstanding:
Basic	188,892	191,101	189,195	191,432
Diluted	189,356	191,600	189,491	191,939

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	June 25,	December 26,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$801,464	$833,070
Marketable securities	252,253	215,161
Accounts receivable, net	510,309	531,481
Inventories, net	508,161	500,554
Deferred costs	46,552	49,176
Prepaid expenses and other current assets	93,848	81,645
Total current assets	2,212,587	2,211,087

Property and equipment, net	450,654	446,089

Marketable securities	1,306,159	1,343,387
Restricted cash	257	259
Noncurrent deferred income tax	118,320	116,518
Noncurrent deferred costs	47,535	38,769
Intangible assets, net	303,348	245,552
Other assets	88,723	97,730
Total assets	$4,527,583	$4,499,391

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$151,904	$178,905
Salaries and benefits payable	68,067	70,601
Accrued warranty costs	34,670	30,449
Accrued sales program costs	49,538	67,613
Deferred revenue	150,587	164,982
Accrued royalty costs	44,213	30,310
Accrued advertising expense	24,534	33,547
Other accrued expenses	77,442	74,926
Income taxes payable	24,714	21,674
Dividend payable	384,760	192,991
Total current liabilities	1,010,429	865,998

Deferred income taxes	54,633	56,210
Non-current income taxes	111,664	101,689
Non-current deferred revenue	130,342	128,731
Other liabilities	1,680	1,637

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued; 188,877 shares outstanding at June 25, 2016 and 189,722 shares outstanding at December 26, 2015	1,797,435	1,797,435
Additional paid-in capital	73,279	62,239
Treasury stock	(445,268)	(414,637)
Retained earnings	1,794,792	1,930,517
Accumulated other comprehensive income	(1,403)	(30,428)
Total stockholders' equity	3,218,835	3,345,126
Total liabilities and stockholders' equity	$4,527,583	$4,499,391

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26-Weeks Ended
	June 25,	June 27,
	2016	2015
Operating Activities:
Net income	$249,155	$204,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,657	24,915
Amortization	14,852	13,215
Loss on sale or disposal of property and equipment	64	420
Provision for doubtful accounts	1,548	(1,499)
Deferred income taxes	(6,074)	(9,325)
Unrealized foreign currency loss	3,198	59,046
Provision for obsolete and slow moving inventories	15,892	6,569
Stock compensation expense	19,507	14,742
Realized gain on marketable securities	(188)	(364)
Changes in operating assets and liabilities:
Accounts receivable	24,415	60,016
Inventories	(16,672)	(45,635)
Other current and non-current assets	(865)	(74,725)
Accounts payable	(32,291)	(7,084)
Other current and non-current liabilities	(10,806)	(53,808)
Deferred revenue	(13,066)	(38,836)
Deferred cost	(6,089)	6,892
Income taxes payable	10,135	(174,788)
Net cash provided by (used in) operating activities	279,372	(15,704)

Investing activities:
Purchases of property and equipment	(28,614)	(39,732)
Proceeds from sale of property and equipment	-	665
Purchase of intangible assets	(2,831)	(1,939)
Purchase of marketable securities	(457,433)	(480,090)
Redemption of marketable securities	466,526	540,785
Change in restricted cash	2	29
Acquisitions, net of cash acquired	(62,137)	(12,632)
Net cash (used in) provided by investing activities	(84,487)	7,086

Financing activities:
Dividends paid	(193,111)	(183,925)
Purchase of treasury stock under share repurchase plan	(45,097)	(57,295)
Purchase of treasury stock related to equity awards	(173)	(240)
Proceeds from issuance of treasury stock related to equity awards	8,970	8,560
Tax benefit from issuance of equity awards	2	1,239
Net cash used in financing activities	(229,409)	(231,661)

Effect of exchange rate changes on cash and cash equivalents	2,918	(17,806)

Net decrease in cash and cash equivalents	(31,606)	(258,085)
Cash and cash equivalents at beginning of period	833,070	1,196,268
Cash and cash equivalents at end of period	$801,464	$938,183

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

			(In thousands)
	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended June 25, 2016

Net sales	$133,096	$212,855	$111,599	$245,728	$108,331	$811,609
Gross profit	$85,224	$119,805	$64,515	$112,988	$80,426	$462,958
Operating income	$48,565	$53,074	$28,548	$39,623	$30,864	$200,674

13-Weeks Ended June 27, 2015 (4)

Net sales	$108,621	$158,649	$103,713	$300,581	$102,266	$773,830
Gross profit	$66,019	$88,458	$58,577	$131,933	$74,263	$419,250
Operating income	$37,201	$33,070	$23,901	$45,087	$27,405	$166,664

26-Weeks Ended June 25, 2016

Net sales	$229,923	$355,273	$194,479	$441,326	$214,647	$1,435,648
Gross profit	$144,155	$192,100	$108,664	$199,131	$158,758	$802,808
Operating income	$76,450	$69,647	$38,840	$58,190	$61,350	$304,477
	27%	23%	16%	-15%	7%	6%
26-Weeks Ended June 27, 2015 (4)

Net sales	$181,436	$289,644	$168,010	$519,807	$200,327	$1,359,224
Gross profit	$115,084	$171,534	$94,090	$236,891	$145,773	$763,372
Operating income	$60,730	$67,709	$28,468	$67,870	$53,585	$278,362

(4) Action camera related operating results for the 13-weeks and 26-weeks ended June 27, 2015 have been recast from the Outdoor segment to the Auto segment to conform to the current year presentation.

Garmin Ltd. And Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)
	13-Weeks Ended			26-Weeks Ended
	June 25,	June 27,	Yr over Yr	June 25,	June 27,	Yr over Yr
	2016	2015	Change	2016	2015	Change
Net sales	$811,609	$773,830	5%	$1,435,648	$1,359,224	6%
Americas	407,017	417,056	-2%	724,974	722,317	0%
EMEA	309,721	274,454	13%	535,448	482,805	11%
APAC	94,871	82,320	15%	175,226	154,102	14%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company.

Pro forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from balances involving the Euro and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes affecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $4.9 million and $6.9 million in first half 2016 and 2015, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permit a consistent comparison of the Company’s operating performance between periods. The tax effect was calculated using effective tax rates of 21.0% and 20.6% for the second quarters of 2016 and 2015, respectively and 20.0% and 18.1% for the year-to-date 2016 and 2015. The effective tax rate is calculated by taking the Income tax provision divided by Income before taxes, as presented on the face of the Consolidated Statements of Income both on a quarterly and year-to-date basis.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015

Net Income (GAAP)	$161,064	$137,753	$249,155	$204,545
Foreign currency loss	$5,743	$487	$10,582	$44,751
Tax effect of foreign currency loss	$(1,204)	$(100)	$(2,114)	$(8,101)
Net income (Pro Forma)	$165,603	$138,140	$257,623	$241,195

Net income per share (GAAP):
Basic	$0.85	$0.72	$1.32	$1.07
Diluted	$0.85	$0.72	$1.31	$1.07

Net income per share (Pro Forma):
Basic	$0.88	$0.72	$1.36	$1.26
Diluted	$0.87	$0.72	$1.36	$1.26

Weighted average common shares outstanding:
Basic	188,892	191,101	189,195	191,432
Diluted (GAAP)	189,356	191,600	189,491	191,939

Forward-looking pro forma earnings per share

The Company has not provided a GAAP reconciliation for forward-looking pro forma earnings per share because such measure cannot be provided without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.05 per share for the 26-weeks ended June 25, 2016, as indicated above. No other pro forma income tax adjustments have been included in forward-looking pro forma earnings per share.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		26-Weeks Ended
	June 25,	June 27,	June 25,	June 27,
	2016	2015	2016	2015
(in thousands)
Net cash provided by (used in) operating activities	$149,985	$(97,359)	$279,372	$(15,704)
Less: purchases of property and equipment	(14,706)	(21,589)	(28,614)	(39,732)
Plus: taxes paid related to inter-company restructuring	-	182,800	-	182,800
Free Cash Flow	$135,279	$63,852	$250,758	$127,364